Cover Page                                                             424(b)(3)
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THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES -- SUPPLEMENT DATED SEPTEMBER 1, 2000, TO MAY 1, 2000 PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION ("SAI") FOR MEMBERS RETIREMENT PROGRAM

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     This supplement modifies certain information in the above-referenced prospectus and SAI, as supplemented to date (together, the "Prospectus). Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus.

1. SUBSTITUTION OF THE ALLIANCE EQUITY INDEX INVESTMENT FUND FOR THE BT EQUITY 500 INDEX INVESTMENT FUND:

Effective October 6, 2000, subject to regulatory approval, EQ Advisors Trust will substitute shares of the Alliance Equity Index portfolio for shares of the BT Equity 500 Index portfolio. The name of the Alliance Equity Index portfolio (and investment fund) will then be changed to "EQ Equity 500 Index" (see below). Each of these portfolios follows a strategy of replicating the performance of the S&P 500 Composite Index. Through the combination of these portfolios, EQ Advisors Trust will realize economies of scale which can potentially reduce operating expenses. Your account value will remain unchanged, as a result of this substitution. However, the unit values of the units of these two investment funds are different, and therefore, the number of EQ Equity 500 Index option units that you will receive will be different than the number of BT Equity 500 Index option units that you had.

The following information regarding the EQ Equity Index portfolio and investment fund replaces the information in each prospectus regarding the BT Equity Index portfolio and investment fund:

                                                                                                              TOTAL
        TRUST RELATED EXPENSES                                          PROGRAM RELATED EXPENSES              EXPENSES
     ---------------------------------------------------------------------------------------------------------------------
                                                                         PROGRAM
     INVESTMENT      INVESTMENT   INVESTMENT  12B-1                      EXPENSE   MGMT.              PROGRAM
     FUND            ADVISOR(1)   MGMT.(2)    FEE(3)    OTHER(4)  TOTAL  CHARGE    FEES    OTHER(5)   TOTAL    TOTAL
     ---------------------------------------------------------------------------------------------------------------------
     EQ EQUITY       ALLIANCE     0.25%       0.25%     0.05%     0.55%  1.00%     --      0.40%      1.40%    1.95%
     500 INDEX       CAPITAL
                     MANAGEMENT
     ---------------------------------------------------------------------------------------------------------------------

(1) The investment results you achieve in the investment fund will depend on the investment performance of the corresponding Portfolio of the EQ Advisors Trust that shares the same name as the option. The advisor shown is the advisor who makes the investment decisions for the Portfolio.
(2) The management fee for the portfolio cannot be increased without a vote of each portfolio's shareholders.
(3) The Class IB shares of EQ Advisors Trust are subject to fees imposed under distribution plans (herein, the "Rule 12b-1 Plans") adopted by EQ Advisors Trust pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended. The Rule 12b-1 Plan provides that EQ Trust, on behalf of each portfolio, may pay annually up to 0.25% of the average daily net assets of a portfolio attributable to its Class IB shares in respect of activities primarily intended to result in the sale of Class 1B shares.
(4) Other Expenses shown are those incurred in 1999. The amounts shown as "Other Expenses" will fluctuate from year to year depending on actual expenses. Since the "Other Expenses" for the EQ Equity 500 Index are lower than they are for the BT Equity 500 Index, the expense examples in the "Fee Table" section of the prospectus reflect a higher level of expenses with respect to the account value allocated to the BT Equity 500 Index than will apply once the substitution is effective.
(5)  Reflects the amount deducted for the daily accrual of direct expenses.
     See "How We determine the Unit Value" in the SAI.






127577 MRP